Exhibit 99.3

CIBER, INC.

6363 S Fiddler’s Green Circle, Suite 1400

Greenwood Village, Colorado 80111

April 19, 2015

By Electronic Mail

Lone Star Value Investors, LP

c/o Lone Star Value Management, LLC

53 Forest Avenue, 1st Floor

Old Greenwich, Connecticut 06870

Attention:  Jeffrey E. Eberwein

Dear Mr. Eberwein:

On behalf of Ciber, Inc. (the “Company”), I am writing in regards to the understanding reached with Lone Star Value Investors, LP (“Lone Star Value”), pursuant to which Lone Star Value has agreed to withdraw the notice it tendered to the Company on February 27, 2015 (the “Notice”) announcing its intention to nominate certain individuals for election as directors at the Company’s 2015 Annual Meeting of Stockholders (the “Annual Meeting”).

Pursuant to the aforementioned understanding, the Company agrees to (i) decrease the size of the Board of Directors of the Company from nine (9) seats to eight (8) seats by removing one existing seat from Class III and (ii) nominate and recommend Richard Coleman and Mark Lewis for election as Class III directors at the Annual Meeting.

Furthermore, the Company and Lone Star agree to issue a joint press release with respect to the foregoing matters, substantially in the form attached hereto as Exhibit A.

[Signature Page Follows.]

Sincerely,

CIBER, Inc.

By:	/s/ Stephen Kurtz
	Name:	Stephen Kurtz
	Title:	Chairman of the Special Committee

ACCEPTED AND AGREED TO BY:

Lone Star Value Investors, LP

By:	Lone Star Value Investors GP, LLC

By:	/s/ Jeffrey E. Eberwein
	Name:	Jeffrey E. Eberwein
	Title:	Authorized Signatory

CC:	Steve Wolosky, Esq.
Aneliya Crawford, Esq.
Kai Haakon E. Liekefett, Esq.

EXHIBIT A

Ciber Nominates Mark Lewis as New Independent Director for 2015 Annual Meeting

Lewis will join Incumbent Director Richard Coleman as Ciber Board Nominees

In Connection with the Board Changes Lone Star Value Withdraws Slate of Director Nominees

GREENWOOD VILLAGE, Colo., April XX, 2015 — Ciber, Inc. (NYSE: CBR), a leading global information technology consulting, services and outsourcing company, today announced the nomination of Mark Lewis as a new independent director for election at Ciber’s 2015 Annual Meeting of Stockholders.  Mr. Lewis will be nominated together with incumbent director Richard Coleman as Class III directors.  In connection with the nominations, Ciber has reduced the size of the Board of Directors from nine to eight directors.  In light of the recent changes to the Board, including the nomination of Mr. Lewis and re-nomination of Mr. Coleman, Lone Star Value Investors, LP and its affiliates (“Lone Star Value”) has withdrawn its nomination of directors to the Board.

Mr. Lewis, 51, brings more than 25 years of software and technology experience to the Ciber Board.  He currently serves as Co-Founder, Chairman and Chief Executive Officer of Formation Data Systems, Inc., a provider of enterprise storage and data management software solutions, and a senior advisor to Silver Lake, a technology company investment firm.  Prior to founding Formation Data Systems, Mr. Lewis served in various senior executive roles at EMC Corporation.  He also serves on the Board of Riverbed Technologies.

Mr. Coleman joined the Ciber Board as a new independent director in April 2014 pursuant to a settlement agreement reached between Ciber and Lone Star Value.  Mr. Coleman has deep experience serving in senior executive positions and on various public company boards, and possesses extensive expertise in business development and operations.  He currently serves as President and Chief Executive Officer of Crossroads Systems, Inc., a global provider of data archive solutions, where he also serves as a director.  Mr. Coleman is also the founder and President of Rocky Mountain Venture Services, a firm that helps companies plan and launch new business ventures and restructuring initiatives.  Mr. Coleman has served in a variety of senior operational roles, including CEO of Vroom Technologies Inc., Chief Operating Officer of MetroNet Communications, and President of US West Long Distance.  He also serves on the Board of Hudson Global, Inc.

On April 1, 2015, Ciber announced that its Board adopted a plan to enhance the overall composition of the Board by seeking to add three new independent directors, and Mr. Lewis’ nomination marks the first of the new directors.  The Board is continuing to actively recruit new candidates and has engaged a leading executive search firm to help identify strong nominees.

“We are extremely pleased to have Mark join as a new independent director and to re-nominate Rick to the Ciber Board,” said Bobby G. Stevenson, founder of Ciber.  “Mark and Rick are distinguished and highly respected executives with deep technology expertise.  The perspective they add to our Board will be invaluable as we continue to work to enhance shareholder value.”

In connection with the changes to the Board, Lone Star Value, which owns approximately 3.4% of the Company’s outstanding shares, has notified the Company that it has withdrawn its slate of director nominees for the 2015 Annual Meeting.  Lone Star Value has informed the Board that it intends to vote its shares for the Board’s director nominees at the Annual Meeting.

Jeffrey E. Eberwein, founder of Lone Star Value, said “We are pleased that our involvement at Ciber has contributed to a positive change to the Board’s composition and we fully support the addition of new independent directors to the Board and believe all shareholders will benefit from the fresh perspective and experience that new directors like Mark will bring.  We have tremendous confidence in Ciber’s CEO, Michael Boustridge, and the work he is doing to transform Ciber.  The Company’s restructuring plan is delivering improved results, as evidenced by its fourth quarter 2014 results, and we look forward to Ciber’s management team and Board further enhancing shareholder value.”

Vinson & Elkins LLP and Bryan Cave LLP served as legal advisor to Ciber.  Olshan Frome Wolosky LLP served as legal advisor to Lone Star Value.

About Mark Lewis

Since September 2012, Mr. Lewis has been the Chairman and CEO of Formation Data Systems, a data services platform for web-scale cloud computing, as well as a senior advisor to Silver Lake, a technology company investment firm.  Mr. Lewis served as Chief Strategy Officer for the Information Infrastructure Products Business of EMC Corporation, an information infrastructure technology and solutions company, from October 2010 to February 2012.  Mr. Lewis’ prior roles at EMC included President of the Content Management and Archiving Division, Chief Development Officer, Chief Technology Officer and co-leader of the EMC Software Group. Mr. Lewis joined EMC in July 2002 from Hewlett-Packard/Compaq, where he was Vice President and General Manager of Compaq’s Enterprise Storage Group. From 1998 to 1999, Mr. Lewis led Compaq’s Enterprise Storage Software Business after serving for two years as Director of Engineering for Multi Vendor Online Storage.  Before that, he spent 13 years in storage-related engineering and product development at Digital Equipment Corporation, a computer manufacturing company.  Mr. Lewis has served on the Board of Riverbed Technologies since February 2010.  He holds a B.S. in Mechanical Engineering from University of Colorado, Boulder.  He has studied Business Law, Marketing, and Accounting for an MBA at University of Colorado, Colorado Springs, and he attended the Executive Education Program at the Harvard Business School.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 relating to our operations, results of operations and other matters that are based on our current expectations, estimates, forecasts and projections. Words, such as “anticipate,” “believe,” “could,” “expect,” “estimate,” “intend,” “may,” “opportunity,” “plan,” “positioned,” “potential,” “project,” “should,” and “will” and similar expressions, are intended to identify these forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Forward-looking statements are based on assumptions as to future events that may not prove to be accurate. Risks, uncertainties and other factors that could cause actual results to differ materially from those expressed or implied by our forward-looking statements include, but are not limited to, risks that: our results of operations may be adversely affected if we are unable to execute on the key elements of our strategic plan or our strategic plan proves to be less successful than anticipated; if we are not able to anticipate and keep pace with rapid changes in technology, our business may be negatively affected;  a data security or privacy breach could adversely affect our business; we may experience declines in revenue and profitability if we do not accurately estimate the cost of engagements conducted on a fixed-price basis; our business could be adversely affected if our clients are not satisfied with our services, and we could face damage to our professional reputation and/or legal liability; termination of a contract by a significant client and/or cancellation with short notice could adversely affect our results of operations; our results of operations can be adversely affected by economic conditions and the impacts of economic conditions on our clients’ operations and technology spending; if we do not continue to improve our operational, financial and other internal controls and systems to manage our growth and size or if we are unable to enter, operate and compete effectively in new geographic markets, our results of operations may suffer and the value of our business may be harmed; our brand and reputation are key assets and competitive advantages of our Company and our business may be affected by how we are perceived in the marketplace; our future success depends on our ability to continue to retain and attract qualified sales, delivery and technical employees; we cannot guarantee that we are in compliance with all applicable laws and regulations; if we are unable to protect our intellectual property rights from unauthorized use or infringement by third parties, our business could be adversely affected; our services or solutions could infringe upon the intellectual property rights of others, or we might lose our ability to utilize rights we claim in intellectual property or the intellectual property of others; if we are unable to collect our receivables, our results of operations and cash flows could be adversely affected; our credit agreement, an asset-based loan facility, limits our operational and financial flexibility; our revenues, operating results and profitability will vary from quarter to quarter and may result in increased volatility in the price of our stock; our international operations expose us to additional risks that could have adverse effects on our business and operating results; the IT services industry, in the U.S. and internationally, is highly competitive, with increased focus on offshore capability and we may not be able to compete effectively in this evolving marketplace; our operations are vulnerable to disruptions that may impact our results of operations and from which we may not recover; we might not be successful at identifying, acquiring, or integrating businesses or entering into joint ventures; we could incur additional losses due to further impairment in the carrying value of our goodwill; we depend on contracts with various public sector agencies for a significant portion of our revenue and, if the spending policies or budget priorities of these agencies change, we could lose revenue; unfavorable government audits could require us to adjust previously reported operating results, to forego anticipated revenue and subject us to penalties and sanctions; we have adopted anti-takeover defenses that could make it difficult for another company to acquire control of Ciber or limit the price investors might be willing to pay for our stock, thus affecting the market price of our securities.  For a more detailed discussion of these factors, see the information under the “Risk Factors” heading in our Annual Report on Form 10-K for the year ended December 31, 2014, and other documents filed with or furnished to the Securities and Exchange Commission. We undertake no obligation to publicly update any forward-looking statements in light of new information or future events. Readers are cautioned not to put undue reliance on forward-looking statements.

About Ciber, Inc.

Ciber is a leading global IT consulting company with some 6,500 consultants and contractors in North America, Europe and Asia/Pacific, and approximately $1 billion of annual business. Client focused and results driven, Ciber partners with organizations to develop technology strategies and solutions that deliver tangible business value.  Founded in 1974, the company trades on the New York Stock Exchange (NYSE: CBR). For more information, visit www.ciber.com.

Important Additional Information

The Company, its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the matters to be considered at the Company’s upcoming 2015 Annual Meeting.  The Company intends to file a proxy statement and proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with such solicitation of proxies from the Company’s stockholders. STOCKHOLDERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ SUCH PROXY STATEMENT (INCLUDING ANY AMENDMENTS AND SUPPLEMENTS), ACCOMPANYING PROXY CARD AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Exhibit A to Exhibit 99.1 to the Company’s Form 8-K dated April 2, 2015 contained information regarding the direct and indirect interests, by security holdings or otherwise of the Company’s directors and executive officers in the Company’s securities.  In the event that holdings of the Company’s securities change from the amounts disclosed therein, the changes will be set forth in SEC filings on Forms 3, 4, and 5.  More detailed and updated information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC in connection with the Company’s upcoming 2015 Annual Meeting. Stockholders will be able to obtain any proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the SEC at no charge at the SEC’s website at www.sec.gov.  Copies will also be available at no charge at the Company’s website at www.ciber.com in the section “Investor Relations”.

Contact:

Investor Relations:

Christian Mezger

303-267-3857

cmezger@ciber.com

Media Relations:

Bonnie Bird

303-220-0100

bbird@ciber.com